[PHH Logo]
4001 Leadenhall Road
Mt Laurel, NJ 08054
February 28, 2008
cc: U S BANK NATIONAL ASSOCIATION
Structured Finance / JPALT 2007-Al
60 Livingston Ave. EP-MN-WS3D
St. Paul, MN 55107
RE; Annual Statement as to Compliance
PHH Investor number: 808-
Deal name (if applicable): JPALT 2007-A I
Dear cc: U S BANK NATIONAL ASSOCIATION,
The undersigned officer certifies the following for PHH Mortgage Corp. f/k/a Cendant Mortgage Corp., for
the 2007 calendar year. To the best of our knowledge:
a)
The act ivities and performances of the Servicer during the preceding Fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or
Servicer Guide for the deal listed above, and to the best of my knowledge the Serv icer has fulfilled all of its duties, responsibilities or obligations under this Agreement throughout such year, or if there has been default or failure of the Servicer to perform any such duties, responsibilities or obligations, a description of each defa ult or failure and the nature and status thereof has been reported to cc: U S BANK NATIONAL ASSOCIATION;
b) The Servicer is currently an approved FNMA or FHLMC Servicer in good standing;
c)
The Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing
Agreement and/or Servicer Guide are
in
full force and effect;
d)
All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and
Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that such insurance policies are in full force and effect;
e)
All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgage Property, have been paid, or if any such costs or expenses have been paid with respect to any Mortgaged Property, the
r e a s o n f o r t h e n o n-p a y m e n t h a s b e e n r e p o r t e d t o c c : U S B A N K N A T I O N A L
ASSOCIATION;
f) All Custodial Accounts have been reconciled and are properly funded; and
g)
All annual reports of Foreclosure and Abandonment of Mortgaged Property required per section 6050H, 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.

Certified by
/s/ Deborah A Rocchi
Deborah A. Rocchi
Assistant Vice President
Date: February 28, 2008